EQUITABLE HOLDINGS REPORTS SECOND QUARTER 2021 RESULTS
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Strong second quarter results evidenced by c. $6.1bn of net flows and AUM up 22%
Net income of $123m; net income per share of $0.23
Non-GAAP operating earnings1 of $758m, or $1.71 per share
Successfully closed legacy VA reinsurance transaction, unlocking $1bn of economic value
Delivering on 50-60% payout ratio target: returned $355m to shareholders in Q2; $859m YTD
Announcing new targets: $180m GA rebalance and $80m expense savings by 2023
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New York, NY, August 4, 2021 — Equitable Holdings, Inc. (“Equitable Holdings”, “Holdings”, or the “Company”) (NYSE: EQH) today announced financial results for the second quarter ended June 30, 2021.
“Equitable Holdings delivered another quarter of strong results, with non-GAAP operating earnings of $1.71 per share, a 74% increase year-over-year and up 27% over the first quarter. We continue to benefit from positive net flows and favorable equity markets with AUM now reaching $869 billion, up 22% year-over-year and 6% over the first quarter,” said Mark Pearson, President and Chief Executive Officer.

Mr. Pearson continued, “We achieved the successful closing of our landmark VA reinsurance transaction with Venerable during the quarter, which significantly de-risks our balance sheet and unlocks $1 billion of economic value. We are updating our future guidance targeting an additional $180 million in incremental investment income from our General Account by leveraging synergies with our subsidiary, AllianceBernstein. Thanks to our agile workforce and technology-enabled capabilities, we are also announcing a new expense savings target of $80 million by 2023.”

Consolidated Results
	Second Quarter
(in millions, except per share amounts or unless otherwise noted)	2021	2020
Total Assets Under Management (“AUM”, in billions)	$869	$711
Net income (loss) attributable to Holdings	123	(4,019)
Net income (loss) attributable to Holdings per common share	0.23	(8.94)
Non-GAAP operating earnings (loss)	758	451
Non-GAAP operating earnings (loss) per common share (“EPS”)	1.71	0.98
As of June 30, 2021, total AUM was $869 billion, a year-over-year increase of 22% driven by net inflows and market performance over the prior twelve months.
The net income attributable to Holdings for the second quarter of 2021 was $123 million compared to net loss of $4,019 million in the second quarter of 2020 driven primarily by non-economic market impacts from hedging and non-performance risk under U.S. GAAP accounting.
1 This press release includes certain non-GAAP financial measures. More information on these measures and reconciliations to the most comparable U.S. GAAP measures can be found in the “Use of Non-GAAP Financial Measures” section of this release.

Non-GAAP operating earnings in the second quarter of 2021 improved to $758 million from $451 million in the second quarter of 2020. Excluding notable items2 of $100 million, second quarter 2021 non-GAAP operating earnings were $658 million or $1.48 per share.

As of June 30, 2021, book value per common share, including accumulated other comprehensive income (“AOCI”), was $24.20. Book value per common share, excluding AOCI, was $19.48.
2 Please refer to Exhibit 1 for detailed reconciliation and definitions related to notable items.

Business Highlights

•Business segment highlights:
◦Individual Retirement saw strong demand for our Structured Capital Strategies (“SCS”) buffered annuity product, evidenced by record sales of $1.9 billion in the second quarter.
◦Group Retirement generated second quarter net flows of $68 million, up $119 million sequentially, with gross premiums returning to pre-pandemic levels in the second quarter.
◦Investment Management and Research (AllianceBernstein or “AB”)3 reported net inflows of $6.2 billion in the quarter, with positive net flows across all distribution channels.
◦Protection Solutions reported gross written premiums up 8% year-over-year, with continued momentum in its Employee Benefits business.
•Capital management program:
◦As part of the Company’s 2021 capital management program, it returned $355 million to shareholders in the second quarter, including $76 million of quarterly cash dividends and $279 million of share repurchases.
◦The Company reaffirms its commitment to delivering on its 50-60% payout ratio target, with an incremental $500 million of share repurchases in progress following the close of its legacy variable annuity reinsurance transaction with Venerable.
◦As of June 30, 2021, the combined RBC ratio was approximately 450%, above our minimum combined RBC target of 375-400%.
◦The Company reported cash and liquid assets of $2.5 billion at Holdings, which remains above the $500 million minimum liquidity target.
•Delivering long-term shareholder value:
◦The Company announced a GA rebalance target of $180 million of incremental income by 2023, working with AB to capture illiquidity premium and optimize risk-adjusted returns for the investment portfolio. Of the target, $58 million has been realized to date.
◦As part of its efforts to leverage synergies, the Company is committing $10 billion of General Account assets to help build out AllianceBernstein‘s higher multiple businesses.
◦The Company also announced an expense savings target of $80 million by 2023, with $17 million achieved year-to-date, driven by disciplined expense management, shifting towards an agile working model and leveraging technology-enabled capabilities.

3 Refers to AllianceBernstein L.P. and AllianceBernstein Holding L.P., collectively.

Business Segment Results

Individual Retirement

(in millions, unless otherwise noted)	Q2 2021	Q2 2020
Account value (in billions)	$108.4	$103.8
Segment net flows
Current Product Offering	762	656
Fixed Rate (1)	(940)	(709)
Total segment net flows	(178)	(53)
Operating earnings (loss)	414	350
(1) Net flows of $(120) million not included as it relates to AV ceded to Venerable.
•Account value increased by 4% primarily due to strong new business growth and equity markets, partially offset by $16.9 billion of AV ceded to Venerable and $178 million in net outflows.
•Net flows of $(178) million decreased compared to the second quarter of 2020 as anticipated outflows from the older fixed rate living benefits block of $(940) million were partially offset by net inflows from our current product offering of less capital-intensive products of $762 million.
•Operating earnings increased from $350 million to $414 million versus the prior year quarter, primarily due higher net investment income and higher fee-type revenue on higher account values, partially offset by Venerable transaction. Results included $49 million of notable items in the current period related to higher net investment income from prepayments and alternatives.

Group Retirement

(in millions, unless otherwise noted)	Q2 2021	Q2 2020
Account value (in billions)	$45.9	$37.1
Segment net flows	68	216
Operating earnings (loss)	171	90
•Account value increased by 24% driven primarily by equity market performance over the prior twelve months.
•Net flows of $68 million decreased by $148 million versus the prior year quarter primarily due to higher surrender activity, partially offset by higher sales and renewals.
•Operating earnings increased from $90 million to $171 million versus the prior year quarter, primarily due to higher net investment income and fee-type revenue on higher account values. Results included $17 million of notable items in the current period related to higher net investment income from prepayments and alternatives.

Investment Management and Research

(in millions, unless otherwise noted)	Q2 2021	Q2 2020
Total AUM (in billions)	$738.4	$600.0
Segment net flows (in billions)	6.2	(3.3)
Operating earnings (loss)	126	92
•AUM increased by 23% due to equity market performance and net inflows over the prior twelve months.
•Second quarter net flows of $6.2 billion were driven by net inflows across all distribution channels, including $6.7 billion in active net inflows.
•Operating earnings increased from $92 million to $126 million, primarily driven by higher base fees on higher average AUM.

Protection Solutions

(in millions)	Q2 2021	Q2 2020
Gross written premiums	$748	$693
Annualized premiums	67	57
Operating earnings (loss)	63	(12)
•Gross written premiums increased 8% versus the prior year quarter as strong growth in Employee Benefits was offset by declines in Life premiums, reflecting a shift to less interest-sensitive life insurance accumulation products.
•Annualized premiums increased from $57 million to $67 million versus the prior year quarter primarily driven by continued growth in our Employee Benefits business.
•Operating earnings increased from $(12) million to $63 million versus the prior year quarter, primarily due to favorable mortality, higher net investment income and fee-type revenue on higher account values. Results included $20 million of notable items in the current period related to higher net investment income from prepayments and alternatives.

Corporate and Other
Operating loss of $16 million in the second quarter improved compared to operating loss of $69 million in the prior year quarter, primarily driven by higher net investment income. Results included $13 million of notable items in the current period related to higher net investment income from prepayments and alternatives.

Modeling Considerations

Legacy VA reinsurance transaction:
▪The transaction de-risks balance sheet by more than 64%, unlocking $1bn of economic value, and accelerates $500 million of incremental share repurchases in 2021.
▪At the time of close, $9.5 billion of General Account assets were transferred to Venerable with AllianceBernstein serving as the preferred asset manager.
▪The 108 thousand policies reinsured represented $16.9 billion of Separate Account values as of June 30, 2021, and approximately $1.3 billion of total fixed rate variable annuity net outflows.
▪Accounting impacts related to the close of the transaction include an estimated Non-GAAP operating earnings impact of c. $180 million per annum, decreasing as the block runs off, and a reduction in below-the-line hedging sensitivity of c. $0.3 billion annually to c. $0.7 billion to $1.0 billion.
▪Options budget decreased by $50m to c. $150 – 200 million per annum.
▪The Company has acquired a 9.09% equity stake in Venerable’s parent holding company, VA Capital Company LLC, for a purchase price of $185 million. In connection with such investment, the Company will have the right to designate a member of the Board of Managers of VA Capital Company LLC.

Sensitivities:
▪Equity Market Sensitivity: +/-10% = c. $150m after tax Non-GAAP Operating Earnings impact
▪Interest Rate Sensitivity: +/-50bps = c. $10m after tax Non-GAAP Operating Earnings impact

Exhibit 1:
Notable Items: Notable items represent the impact on results from our annual actuarial assumption review, approximate impacts attributable to significant variances from the Company’s expectations, and other items that the Company believes may not be indicative of future performance. The Company chooses to highlight the impact of these items and Non-GAAP measures, less notable items to provide a better understanding of our results of operations in a given period. Certain figures may not sum due to rounding.

Impact of notable items by segment and Corporate & Other:

Non-GAAP Operating Earnings, less Notable Items, ($m)	Three Months Ended June 30, 2021

Non-GAAP Operating Earnings	$758
Post Tax Adjustments related to Notable Items:
Individual Retirement	(49)
Group Retirement	(17)
AllianceBernstein	-
Protection Solutions	(20)
Corporate & Other	(13)
Subtotal	(100)
Impact of Actuarial Assumption Update	-

Non-GAAP Operating Earnings, less Notable Items	$658

Impact of notable items by category:

Non-GAAP Operating Earnings, less Notable Items, ($m)	Three Months Ended June 30, 2021
Non-GAAP Operating Earnings	$758
Pre-tax adjustments related to Notable Items:
Actuarial Updates/Reserve	-
Mortality	-
Expenses	-
Net Investment Income	(129)
Subtotal	(129)
Post-tax impact of Notable Items	(100)
Impact of Actuarial Assumption Update	-
Non-GAAP Operating Earnings, less Notable Items	$658

Earnings Conference Call
Equitable Holdings will host a conference call at 8 a.m. ET August 5, 2021 to discuss its second quarter 2021 results. The conference call webcast, along with additional earnings materials will be accessible on the company’s investor relations website at ir.equitableholdings.com. Please log on to the webcast at least 15 minutes prior to the call to download and install any necessary software.

To register for the conference call, please use the following link:
EQH Second Quarter 2021 Earnings Call

After registering, you will receive an email confirmation including dial in details and a unique conference call code for entry. Registration is open through the live call. To ensure you are connected for the full call we suggest registering a day in advance or at minimum 10 minutes before the start of the call.

A webcast replay will be made available on the Equitable Holdings Investor Relations website at ir.equitableholdings.com.
About Equitable Holdings
Equitable Holdings, Inc. (NYSE: EQH) is a financial services holding company comprised of two complementary and well-established principal franchises, Equitable and AllianceBernstein. Founded in 1859, Equitable provides advice, protection and retirement strategies to individuals, families and small businesses. AllianceBernstein is a global investment management firm that offers high-quality research and diversified investment services to institutional investors, individuals and private wealth clients in major world markets. Equitable Holdings has approximately 12,000 employees and financial professionals, $869 billion in assets under management (as of 6/30/2021) and more than 5 million client relationships globally.
Contacts:
Investor Relations
Işıl Müderrisoğlu
(212) 314-2476
IR@equitable.com

Media Relations
Matt Asensio
(212) 314-2010
mediarelations@equitable.com

Note Regarding Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as “expects,” “believes,” “anticipates,” “intends,” “seeks,” “aims,” “plans,” “assumes,” “estimates,” “projects,” “should,” “would,” “could,” “may,” “will,” “shall” or variations of such words are generally part of forward-looking statements. Forward-looking statements are made based on management’s current expectations and beliefs concerning future developments and their potential effects upon Equitable Holdings, Inc. (“Holdings”) and its consolidated subsidiaries. “We,” “us” and “our” refer to Holdings and its consolidated subsidiaries, unless the context refers only to Holdings as a corporate entity. There can be no assurance that future developments affecting Holdings will be those anticipated by management. Forward-looking statements include, without limitation, all matters that are not historical facts.
These forward-looking statements are not a guarantee of future performance and involve risks and uncertainties, and there are certain important factors that could cause actual results to differ, possibly materially, from expectations or estimates reflected in such forward-looking statements, including, among others: (i) conditions in the financial markets and economy, including the impact of COVID-19 and related economic conditions, equity market declines and volatility, interest rate fluctuations, impacts on our goodwill and changes in liquidity and access to and cost of capital; (ii) operational factors, including reliance on the payment of dividends to Holdings by its subsidiaries, protection of confidential customer information or proprietary business information, operational failures by us or our service providers, and catastrophic events, such as the outbreak of pandemic diseases including COVID-19; (iii) credit, counterparties and investments, including counterparty default on derivative contracts, failure of financial institutions, defaults by third parties and affiliates and economic downturns, defaults and other events adversely affecting our investments; (iv) our reinsurance and hedging programs; (v) our products, structure and product distribution, including variable annuity guaranteed benefits features within certain of our products, variations in statutory capital requirements, financial strength and claims-paying ratings, state insurance laws limiting the ability of our insurance subsidiaries to pay dividends and key product distribution relationships; (vi) estimates, assumptions and valuations, including risk management policies and procedures, potential inadequacy of reserves and experience differing from pricing expectations, amortization of deferred acquisition costs and financial models; (vii) our Investment Management and Research segment, including fluctuations in assets under management and the industry-wide shift from actively-managed investment services to passive services; (viii) legal and regulatory risks, including federal and state legislation affecting financial institutions, insurance regulation and tax reform; (ix) risks related to our common stock and (x) general risks, including strong industry competition, information systems failing or being compromised and protecting our intellectual property.
Forward-looking statements should be read in conjunction with the other cautionary statements, risks, uncertainties and other factors identified in Holdings’ Annual Report on Form 10-K for the year ended December 31, 2020, and in Holdings’ subsequent filings with the Securities and Exchange Commission. Further, any forward-looking statement speaks only as of the date on which it is made, and we undertake no obligation to update or revise any forward-looking statement to reflect events or circumstances after the date on which the statement is made or to reflect the occurrence of unanticipated events, except as otherwise may be required by law.

Use of Non-GAAP Financial Measures
In addition to our results presented in accordance with U.S. GAAP, we report Non-GAAP Operating Earnings, Non-GAAP Operating EPS, and Book Value per common share, excluding AOCI, each of which is a measure that is not determined in accordance with U.S. GAAP. Management principally uses these non-GAAP financial measures in evaluating performance because they present a clearer picture of our operating performance and they allow management to allocate resources. Similarly, management believes that the use of these Non-GAAP financial measures, together with relevant U.S. GAAP measures, provide investors with a better understanding of our results of operations and the underlying profitability drivers and trends of our business. These non-GAAP financial measures are intended to remove from our results of operations the impact of market changes (where there is mismatch in the valuation of assets and liabilities) as well as certain other expenses which are not part of our underlying profitability drivers or likely to re-occur in the foreseeable future, as such items fluctuate from period-to-period in a manner inconsistent with these drivers. These measures should be considered supplementary to our results that are presented in accordance with U.S. GAAP and should not be viewed as a substitute for the U.S. GAAP measures. Other companies may use similarly titled non-GAAP financial measures that are calculated differently from the way we calculate such measures. Consequently, our non-GAAP financial measures may not be comparable to similar measures used by other companies.
We also discuss certain operating measures, including AUM, AV, and certain other operating measures, which management believes provide useful information about our businesses and the operational factors underlying our financial performance.
Non-GAAP Operating Earnings
Non-GAAP operating earnings is an after-tax non-GAAP financial measure used to evaluate our financial performance on a consolidated basis that is determined by making certain adjustments to our consolidated after-tax net income attributable to Holdings. The most significant of such adjustments relates to our derivative positions, which protect economic value and statutory capital, and are more sensitive to changes in market conditions than the variable annuity product liabilities as valued under U.S. GAAP. This is a large source of volatility in net income.
Non-GAAP operating earnings equals our consolidated after-tax net income attributable to Holdings adjusted to eliminate the impact of the following items:
•Items related to variable annuity product features, which include: (i) certain changes in the fair value of the derivatives and other securities we use to hedge these features; (ii) the effect of benefit ratio unlock adjustments, including extraordinary economic conditions or events such as COVID-19; and (iii) changes in the fair value of the embedded derivatives reflected within variable annuity products’ net derivative results and the impact of these items on DAC amortization on our SCS product;
•Investment (gains) losses, which includes credit loss impairments of securities/investments, sales or disposals of securities/investments, realized capital gains/losses and valuation allowances;
•Net actuarial (gains) losses, which includes actuarial gains and losses as a result of differences between actual and expected experience on pension plan assets or projected benefit obligation during a given period related to pension, other postretirement benefit obligations, and the one-time impact of the settlement of the defined benefit obligation;
•Other adjustments, which primarily include restructuring costs related to severance and separation, COVID-19 related impacts, net derivative gains (losses) on certain Non-GMxB derivatives, net investment income from certain items including consolidated VIE investments, seed capital mark-to-market adjustments, unrealized gain/losses associated with equity securities and certain legal accruals; and

•Income tax expense (benefit) related to the above items and non-recurring tax items, which includes the effect of uncertain tax positions for a given audit period.
Because Non-GAAP operating earnings excludes the foregoing items that can be distortive or unpredictable, management believes that this measure enhances the understanding of the Company’s underlying drivers of profitability and trends in our business, thereby allowing management to make decisions that will positively impact our business.
We use the prevailing corporate federal income tax rate of 21% while taking into account any non-recurring differences for events recognized differently in our financial statements and federal income tax returns as well as partnership income taxed at lower rates when reconciling Net income (loss) attributable to Holdings to Non-GAAP operating earnings.
The table below presents a reconciliation of Net income (loss) attributable to Holdings to Non-GAAP Operating Earnings for the six months ended June 30, 2021 and 2020:

	Three Months Ended June 30,		Six Months Ended June 30,
(in millions)	2021	2020	2021	2020
Net income (loss) attributable to Holdings	$123	$(4,019)	$(1,365)	$1,369
Adjustments related to:
Variable annuity product features (1)	1,193	5,722	3,460	(1,147)
Investment (gains) losses	(420)	(169)	(603)	(173)
Net actuarial (gains) losses related to pension and other postretirement benefit obligations	26	28	60	55
Other adjustments (2) (3) (4)	7	75	531	770
Income tax expense (benefit) related to above adjustments (5)	(171)	(1,188)	(726)	104
Non-recurring tax items	—	2	1	8
Non-GAAP Operating Earnings	$758	$451	$1,358	$986

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(1)Includes COVID-19 impact on Variable annuity product features due to a first quarter 2020 assumption update of $1.5 billion and other COVID-19 related impacts of $35 million for the six months ended June 30, 2020.
(2)Includes COVID-19 impact on Other adjustments due to a first quarter 2020 assumption update of $1.0 billion for the six months ended June 30, 2020 and other COVID-19 related impacts of $35 million and $86 million for the three and six months ended June 30, 2020.
(3)Includes separation costs of $16 million,$39 million,$37 million and $71 million for the three months and six months ended June 30, 2021 and 2020.
(4)Includes certain legal accruals related to the cost of insurance litigation of $180 million for the six months ended June 30, 2021. No adjustment was made to prior period operating earnings as the impact was immaterial.
(5)Includes income taxes of ($7) million and ($554) million for the above related COVID-19 items for the three and six months ended June 30, 2020.
Non-GAAP Operating EPS
Non-GAAP Operating Earnings per common share is calculated by dividing Non-GAAP Operating Earnings less preferred dividends by diluted common shares outstanding. The table below presents a reconciliation of GAAP EPS to Non-GAAP Operating EPS for the six months ended June 30, 2021 and 2020.

	Three Months Ended June 30,		Six Months Ended June 30,
(per share amounts)	2021	2020	2021	2020
Net income (loss) attributable to Holdings (1)	$0.29	$(8.92)	$(3.18)	$2.99
Less: Preferred stock dividend	0.06	0.02	0.09	0.05
Net Income (loss) available to common shareholders	0.23	(8.94)	(3.27)	2.94
Adjustments related to:
Variable annuity product features (2)	2.79	12.70	8.06	(2.51)
Investment (gains) losses	(0.98)	(0.38)	(1.41)	(0.38)
Net actuarial (gains) losses related to pension and other postretirement benefit obligations	0.06	0.06	0.14	0.12
Other adjustments (3) (4) (5)	0.01	0.18	1.24	1.70
Income tax expense (benefit) related to above adjustments (6)	(0.40)	(2.64)	(1.69)	0.23
Non-recurring tax items	—	—	—	0.02
Non-GAAP Operating Earnings	$1.71	$0.98	$3.07	$2.12

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(1)Due to reporting a net loss for the three months ended June 30, 2020 and six months ended June 30, 2021, basic shares was used in the diluted earnings per common share calculation as the use of diluted shares would have resulted in a lower loss per share.
(2)Includes COVID-19 impact on Variable annuity product features due to a first quarter 2020 assumption update of $3.21 and other COVID-19 related impacts of $0.08 for the six months ended June 30, 2020.
(3)Includes COVID-19 impact on Other adjustments due to a first quarter 2020 assumption update of $2.29 for the six months ended June 30, 2020 and other COVID-19 related impacts of $0.08 and $0.19 for the three and six months ended June 30, 2020.
(4)Includes separation costs of $0.04, $0.09, $0.09 and $0.16 for the three months and six months ended June 30, 2021 and 2020.
(5)Includes certain legal accruals related to the cost of insurance litigation of $0.42 for the six months ended June 30, 2021. No adjustments were made to prior period non-GAAP operating EPS as the impact was immaterial.
(6)Includes income taxes of $(0.02) and $(1.21) for the above related COVID-19 items for the three and six months ended June 30, 2020.

Book Value per common share, excluding AOCI
We use the term “book value” to refer to Total equity attributable to Holdings’ common shareholders. Book Value per common share, excluding AOCI, is our total equity attributable to Holdings, excluding AOCI and preferred stock, divided by ending common shares outstanding.

	June 30, 2021	December 31, 2020
Book value per common share	$24.20	$32.46
Per share impact of AOCI	(4.72)	(8.76)
Book Value per common share, excluding AOCI	$19.48	$23.70

Other Operating Measures
We also use certain operating measures which management believes provide useful information about our businesses and the operational factors underlying our financial performance.

Account Value (“AV”)

Account value generally equals the aggregate policy account value of our retirement products.

Assets Under Management (“AUM”)
AUM means investment assets that are managed by one of our subsidiaries and includes: (i) assets managed by AB, (ii) the assets in our general account investment portfolio and (iii) the separate account assets of our Individual Retirement, Group Retirement and Protection Solutions businesses. Total AUM reflects exclusions between segments to avoid double counting.
Segment net flows
Net change in segment customer account balances in a period including, but not limited to, gross premiums, surrenders, withdrawals and benefits. It excludes investment performance, interest credited to customer accounts and policy charges.

Consolidated Statements of Income (Loss) (Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020
	(in millions)
REVENUES
Policy charges and fee income	$939	$877	$1,888	$1,873
Premiums	241	244	499	533
Net derivative gains (losses)	(1,199)	(6,038)	(3,745)	3,362
Net investment income (loss)	1,033	1,022	1,917	1,651
Investment gains (losses), net:
Credit losses on Available for Sale debt securities and loans	5	(31)	6	(43)
Other investment gains (losses), net	415	200	598	216
Total investment gains (losses), net	420	169	604	173
Investment management and service fees	1,318	1,052	2,575	2,188
Other income	198	124	365	279
Total revenues	2,950	(2,550)	4,103	10,059
BENEFITS AND OTHER DEDUCTIONS
Policyholders’ benefits	828	736	1,767	3,512
Interest credited to policyholders’ account balances	309	307	600	624
Compensation and benefits	568	469	1,148	995
Commissions and distribution-related payments	397	302	779	640
Interest expense	51	48	125	100
Amortization of deferred policy acquisition costs	106	162	193	1,465
Other operating costs and expenses	447	434	1,055	872
Total benefits and other deductions	2,706	2,458	5,667	8,208
Income (loss) from continuing operations, before income taxes	244	(5,008)	(1,564)	1,851
Income tax (expense) benefit	(21)	1,075	387	(359)
Net income (loss)	223	(3,933)	(1,177)	1,492
Less: Net income (loss) attributable to the noncontrolling interest	100	86	188	123
Net income (loss) attributable to Holdings	123	(4,019)	(1,365)	1,369
Less: Preferred stock dividends	26	10	39	23
Net income (loss) available to Holdings’ common shareholders	$97	$(4,029)	$(1,404)	$1,346

Earnings Per Common Share

	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020
	(in millions)
Earnings per common share
Basic	$0.23	$(8.94)	$(3.27)	$2.95
Diluted	$0.23	$(8.94)	$(3.27)	$2.94
Weighted average shares
Weighted average common stock outstanding for basic earnings per common share	424.2	450.4	429.2	455.8
Weighted average common stock outstanding for diluted earnings per common share (1)	428.3	450.4	429.2	457.1

(1)Due to net loss for the six months ended June 30, 2021 and three months ended June 30, 2020 approximately 3.9 million and 1.0 million share awards were excluded from the diluted EPS calculation.

Results of Operations by Segment

	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020
	(in millions)
Operating earnings (loss) by segment:
Individual Retirement	$414	$350	$777	$723
Group Retirement	171	90	322	196
Investment Management and Research	126	92	247	187
Protection Solutions	63	(12)	104	37
Corporate and Other (1)	(16)	(69)	(92)	(157)
Non-GAAP Operating Earnings	$758	$451	$1,358	$986

(1)Includes interest expense and financing fees of $57 million, $52 million, $115 million and $108 million for the three months and six months ended June 30, 2021 and 2020, respectively.

Select Balance Sheet Statistics

	June 30, 2021	December 31, 2020
	(in millions)
ASSETS
Total investments and cash and cash equivalents	$106,228	$115,266
Separate Accounts assets	145,565	135,950
Total assets	285,982	275,397

LIABILITIES
Short-term and long-term debt	$3,920	$4,115
Future policy benefits and other policyholders' liabilities	36,835	39,881
Policyholders’ account balances	75,169	66,820
Total liabilities	272,636	258,077

EQUITY
Preferred stock	1,562	1,269
Accumulated other comprehensive income (loss)	1,983	3,863
Total equity attributable to Holdings	$11,732	$15,576
Total equity attributable to Holdings' common shareholders (ex. AOCI)	8,187	10,444

Assets Under Management (Unaudited)

	June 30, 2021	December 31, 2020
	(in billions)
Assets Under Management
AB AUM	$738.4	$685.9
Exclusion for General Account and other Affiliated Accounts	(76.7)	(87.6)
Exclusion for Separate Accounts	(44.4)	(40.5)
AB third party	$617.3	$557.8

Total company AUM
AB third party	$617.3	$557.8
General Account and other Affiliated Accounts (1) (3)	106.2	115.3
Separate Accounts (2) (3)	145.6	136.0
Total AUM	$869.1	$809.0

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(1) “General Account and Other Affiliated Accounts” refers to assets held in the general accounts of our insurance companies and other assets on which we bear the investment risk.
(2) “Separate Accounts” refers to the separate account investment assets of our insurance subsidiaries excluding any assets on which we bear the investment risk.
(3) As of June 30, 2021, Separate Account and General Account AUM is inclusive of $16.9 billion and $63 million, respectively, Account Value ceded to Venerable. For additional information on the Venerable transaction see Note 1 of the Notes to Consolidated Financial Statements within the 10-Q.